Exhibit 99.1

Connection (CNXN) Reports Third Quarter 2017 Results

THIRD QUARTER SUMMARY:

  Net sales: $729 million, up 2.9% y/y
  Gross profit: $96.1 million, compared to $97.0 million last year
  Net income: $13.1 million, compared to $13.6 million last year
  Operating cash flow increased $38 million in Q3’17

MERRIMACK, N.H.--(BUSINESS WIRE)--October 26, 2017--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended September 30, 2017. Net sales for the quarter ended September 30, 2017 increased by 2.9% to $729.2 million, compared to $708.5 million for the prior year quarter. Our revenue growth in the quarter ended September 30, 2017 was affected by Hurricanes Harvey and Irma. We experienced delays in shipments from key suppliers and affected customers were unable to receive products which negatively impacted revenue by approximately 3%. Net income for the quarter ended September 30, 2017 decreased by 3.5% to $13.1 million, or $0.49 per diluted share, compared to net income of $13.6 million, or $0.51 per diluted share for the prior year quarter.

Net sales for the nine months ended September 30, 2017 were $2,149.6 million, an increase of $192.6 million or 9.8%, compared to $1,957.0 million for the nine months ended September 30, 2016. Net income for the nine months ended September 30, 2017 was $34.1 million, or $1.27 per diluted share, compared to net income of $35.1 million, or $1.32 per diluted share, for the nine months ended September 30, 2016. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and rebranding, acquisition and restructuring costs (“Adjusted EBITDA”), a non-GAAP measure, totaled $92.4 million for the twelve months ended September 30, 2017, compared to $94.8 million for the twelve months ended September 30, 2016.

Quarterly Performance by Segment:

  Net sales for the Business Solutions (SMB) segment increased by 3.1% to $290.6 million in the third quarter of 2017, compared to the prior year quarter. Desktop and mobility products were strong in this segment with an increase of 29% and 11%, respectively. Gross margin decreased by 55 basis points due to product mix and changes in certain vendor channel programs.
  Net sales for the Enterprise Solutions (Large Account) segment increased by 5.4% to $268.0 million in the third quarter of 2017, compared to the prior year quarter. Server, storage, software, and mobility had solid growth during this quarter at 13%, 7%, 6%, and 6%, respectively. Gross margin decreased by 71 basis points due to a competitive sales environment.
  Net sales to the Public Sector Solutions segment decreased by 1.0% to $170.6 million in the third quarter of 2017, compared to the prior year quarter. Sales to state and local government and educational institutions decreased by 2.4%, compared to the prior year quarter, while sales to the federal government increased by 2.8%. Gross margin decreased by 18 basis points primarily due to changes in certain vendor channel programs.

Quarterly Sales by Product Mix:

  Software sales, the Company’s largest product category, increased by 14% year over year and accounted for 24% of net sales in the third quarter of 2017 compared to 21% of net sales in the prior year quarter. We experienced growth in cloud-based offerings, security, and office productivity.
  Notebook/mobility sales increased slightly year over year and accounted for 23% of net sales in the third quarter of 2017 compared to 24% of net sales in the prior year quarter. Business Solutions experienced strong year-over-year growth in notebook/mobility sales.
  Desktop sales increased by 8% year over year and accounted for 10% of net sales in the third quarter of 2017 compared to 9% of net sales in the prior year quarter. The Business Solutions segment experienced strong year-over-year growth in desktop sales.

Overall gross profit decreased by $0.8 million, or 0.8%, in the third quarter of 2017, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, decreased to 13.2% in the third quarter of 2017, compared to 13.7% for the prior year quarter. The decline in gross margin was attributed to a competitive demand environment and changes in certain vendor channel programs.

Selling, general and administrative dollars excluding special charges increased in the third quarter of 2017 to $74.4 million from $73.5 million in the prior year quarter. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

Total cash was $62.3 million at September 30, 2017, compared to $49.2 million at December 31, 2016. Days sales outstanding were 43 days at September 30, 2017, and inventory turns were 22 turns in the third quarter of 2017.

“There were bright spots in the quarter, and we are encouraged by the growth in the vertical markets; manufacturing, retail, and finance. In addition, we saw strong growth in software and workforce productivity,” said Tim McGrath, President and Chief Executive Officer. “We believe our team and the strategies we have in place position Connection well to gain market share and increase long-term shareholder value,” concluded Mr. McGrath.

Non-GAAP Financial Information

Adjusted EBITDA and Adjusted EPS are non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2008 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2017	2016
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$729,230	$708,485	3%
Diluted earnings per share	$0.49	$0.51	(4%)
Adjusted diluted earnings per share	$0.49	$0.53	(8%)

Gross margin	13.2%	13.7%
Operating margin	3.0%	3.2%
Return on equity (1)	10.6%	12.1%

Inventory turns	22	23
Days sales outstanding	43	42

	% of	% of
Product Mix:	Net Sales	Net Sales
Software	24%	21%
Notebooks/Mobility	23	24
Servers/Storage	8	9
Net/Com Products	7	8
Other Hardware/Services	38	38
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,816	26,559
Total book value per share	$17.52	$16.14
Tangible book value per share	$14.35	$13.15
Closing price	$28.19	$26.42
Market capitalization	$755,943	$701,689
Trailing price/earnings ratio	15.9	14.4
LTM Adjusted EBITDA (2)	$92,359	$94,819
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.5	6.7

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for acquisition, rebranding, and restructuring costs, and stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2017		2016
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions (SMB) (1)	$290,569	14.9%	$281,915	15.5%
Enterprise Solutions (Large Account) (1)	268,022	12.7	254,273	13.4
Public Sector Solutions	170,639	11.0	172,297	11.1
Total	$729,230	13.2%	$708,485	13.7%

(1) The Q3 2016 results for Business and Enterprise Solutions have been updated to reflect segment methodology used in our 2016 Annual Report on Form 10-K, which allocated the operating results for Softmart between these two segments. In the previously reported Q3 '16 results, the operating results of Softmart was reported solely in the Business Solutions segment. Accordingly, in comparison to our previously reported Q3 '16 results, the above Q3 '16 results reflect the reclassification of net sales of $20,495 and gross profit of $2,940 from our SMB segment to our Large Account segment attributable to Softmart.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30,	2017		2016
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$729,230	100.0%	$708,485	100.0%
Cost of sales	633,087	86.8	611,518	86.3
Gross profit	96,143	13.2	96,967	13.7

Restructuring and acquisition costs	-	–	1,054	0.1
Selling, general and administrative expenses, other	74,404	10.2	73,468	10.4
Income from operations	21,739	3.0	22,445	3.2

Interest/other expense, net	(8)	–	(27)	–
Income tax provision	(8,614)	(1.2)	(8,825)	(1.3)
Net income	$13,117	1.8%	$13,593	1.9%

Earnings per common share:
Basic	$0.49		$0.51
Diluted	$0.49		$0.51

Shares used in the computation of earnings per common share:
Basic	26,802		26,542
Diluted	26,899		26,736

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Nine Months Ended September 30,	2017		2016
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,149,616	100.0%	$1,957,044	100.0%
Cost of sales	1,867,070	86.9	1,684,010	86.0
Gross profit	282,546	13.1	273,034	14.0

Restructuring and acquisition costs	941	–	1,895	0.1
Selling, general and administrative expenses, other	225,974	10.5	212,520	10.9
Income from operations	55,631	2.6	58,619	3.0

Interest/other expense, net	20	–	(53)	–
Income tax provision	(21,517)	(1.0)	(23,452)	(1.2)
Net income	$34,134	1.6%	$35,114	1.8%

Earnings per common share:
Basic	$1.28		$1.32
Diluted	$1.27		$1.32

Shares used in the computation of earnings per common share:
Basic	26,754		26,514
Diluted	26,886		26,699

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.
(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2017	2016	% Change	2017	2016	% Change
Net income	$13,115	$13,593		$47,131	$48,727
Depreciation and amortization	2,935	2,701		11,593	9,869
Income tax expense	8,614	8,825		30,407	32,710
Interest/other expense, net	31	27		142	73
EBITDA	24,695	25,146		89,273	91,379
Restructuring and acquisition costs (2)	-	1,054		2,452	2,191
Stock-based compensation	176	330		634	1,249
Adjusted EBITDA	$24,871	$26,530	-6%	$92,359	$94,819	-3%

(1) LTM: Last twelve months
(2) Restructuring and acquisition costs consist of severance, the relocation of our Softmart facility, and certain non-recurring Softmart charges, and in 2016, included our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income Acquisition and Restructuring Costs, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Net income	$13,117	$13,593		$34,134	$35,114
Restructuring and acquisition costs, net of tax (1)	-	639		577	1,137
Adjusted Net Income	$13,117	$14,232		$34,711	$36,251
Diluted shares	26,899	26,736		26,886	26,699
Adjusted Diluted Earnings per Share	$0.49	$0.53	-8%	$1.29	$1.36	-5%

(1) Restructuring and acquisition costs consist of severance, the relocation of our Softmart facility, and certain non-recurring Softmart charges, and in 2016, included our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2017	2016
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$62,338	$49,180
Accounts receivable, net	382,666	411,883
Inventories	106,724	90,535
Prepaid expenses and other current assets	5,185	5,453
Income taxes receivable	4,579	2,120
Total current assets	561,492	559,171
Property and equipment, net	40,077	39,402
Goodwill	73,602	73,602
Other intangibles, net	11,393	12,586
Other assets	5,318	1,373
Total Assets	$691,882	$686,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$164,883	$177,862
Accrued expenses and other liabilities	18,294	31,047
Accrued payroll	16,938	21,345
Total current liabilities	200,115	230,254
Deferred income taxes	19,766	19,602
Other liabilities	2,083	2,836
Total Liabilities	221,964	252,692
Stockholders’ Equity:
Common stock	287	285
Additional paid-in capital	113,421	111,081
Retained earnings	372,072	337,938
Treasury stock at cost	(15,862)	(15,862)
Total Stockholders’ Equity	469,918	433,442
Total Liabilities and Stockholders’ Equity	$691,882	$686,134

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30,	2017	2016
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$34,134	$35,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,645	7,504
Provision for doubtful accounts	1,116	239
Stock-based compensation expense	560	975
Deferred income taxes	164	165
Excess tax benefit from exercise of equity awards	-	(385)

Changes in assets and liabilities:
Accounts receivable	28,101	19,530
Inventories	(16,189)	954
Prepaid expenses and other current assets	(2,191)	506
Other non-current assets	(3,945)	(141)
Accounts payable	(13,162)	(20,922)
Accrued expenses and other liabilities	(8,872)	(3,757)
Net cash provided by operating activities	28,361	39,782

Cash Flows from Investing Activities:
Purchases of equipment	(7,944)	(8,746)
Purchase of Softmart	-	(33,983)
Net cash used for investing activities	(7,944)	(42,729)

Cash Flows from Financing Activities:
Dividend payment	(9,041)	(10,591)
Exercise of stock options	1,679	-
Issuance of stock under Employee Stock Purchase Plan	603	473
Excess tax benefit from exercise of equity awards	-	385
Payment of payroll taxes on stock-based compensation through shares withheld	(500)	(625)
Net cash used for financing activities	(7,259)	(10,358)
Increase (decrease) in cash and cash equivalents	13,158	(13,305)
Cash and cash equivalents, beginning of period	49,180	80,188
Cash and cash equivalents, end of period	$62,338	$66,883

Non-cash Investing Activities:
Accrued capital expenditures	$294	$160

Supplemental Cash Flow Information:
Income taxes paid	$24,293	$23,953

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CONTACT:
Investor Relations Contact:
Connection
William Schulze, 603-683-2262
Vice President, Interim Treasurer & Chief Financial Officer
william.schulze@connection.com